UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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ASA LIMITED
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ASA LIMITED

IMPORTANT INFORMATION

Dear Shareholder:

Certain information in the accompanying Annual Report of ASA Limited for the fiscal year ended November 30, 2009 concerns proposals to be presented at the Company’s Annual General Meeting of Shareholders to be held on March 11, 2010. We are not requesting your proxy today. Definitive proxy materials will be sent to you in the near future in our next mailing, which will include a proxy statement and a proxy card providing the information you will need to cast an informed vote on the proposals. At that time, we will request your proxy.

You should read the proxy statement when it becomes available, because it will contain important information about the proposals. In addition, the Company files annual and semi-annual reports and other information with the Securities and Exchange Commission (the “SEC”). The definitive proxy statement to be filed in connection with the proposals (when it becomes available) and any other documents filed with the SEC by the Company are available without charge on the SEC’s website at http://www.sec.gov. You may obtain a copy of the proxy statement (when it is available) and additional copies of the Annual Report without charge, on the Company’s website at http://www.asaltd.com or by writing to Paul K. Wustrack, Jr., Secretary and Chief Compliance Officer at ASA Limited, 11 Summer Street, 4th Floor, Buffalo, New York 14209.

The Company and its Board of Directors may be considered participants in the upcoming solicitation of proxies. Information on the directors’ ownership of shares in the Company will be available in the definitive proxy materials to be filed with the SEC and mailed to shareholders.

January 29, 2010

Annual Report
November
2009

ASA Limited

A Closed-end Fund Specializing in Precious Minerals Investments

Annual Report and
Financial Statements

November 30, 2009

Table of Contents

Chairman’s letter 2
Portfolio manager’s report 4
Forward-looking statements 6
Certain investment policies and restrictions 7
Report of independent registered public accounting firm 7
Schedules of investments 8
Portfolio statistics 10
Principal portfolio changes 10
Statements of assets and liabilities 11
Statements of operations 12
Statements of changes in net assets 13
Notes to financial statements 14
Financial highlights 18
Supplementary information 18
Certain tax information for U.S. shareholders 19
Dividend reinvestment and stock purchase plan 20
Privacy notice 21
Direct registration system 21
Results of proposals presented at the annual general meeting of shareholders 21
Proxy voting 22
Form N-Q 22
Common share repurchases 22
Board of directors and officers 23
Other information 24

Chairman’s Letter (unaudited)

Dear Fellow Shareholders

          On behalf of your Board, it is my pleasure to report to you on the activities of your Company over the past year. Such a year-end report needs, in my mind, to cover the full year so I apologise in advance for some duplication of information from my shareholder letter dispatched to you as part of our May Semi-Annual Report.

Investment Results for fiscal year 2009

          Your Company’s year-end is November 30 so this letter covers the period from December 1, 2008 to November 30, 2009 inclusive, otherwise referred to herein as the “Year”.

          The precious minerals sector has been one of the best performing asset classes over the past 10 years with the price of gold recently reaching more than $1,215/oz compared to its trading level of less than $300 per ounce a decade ago. Whilst a more detailed report from your portfolio manager on your Company’s activities is attached, it is worth noting that in the Year your Company’s total return – that is, including the reinvestment of dividends – increased 102.0% based on its net asset value (NAV) per share and 101.1% based on its share price. We are pleased to report that your Company’s total return, based on its NAV, exceeded the return of the FTSE Gold Mines Index – which increased 72.3% for the same period – although we would note that this index does not include the reinvestment of dividends.

          You may recall from my Semi-Annual Report letter that I wrote that your Board deems the FTSE Gold Mines Index probably represents the benchmark index closest to ASA’s investment objectives and so will be quoted in evaluating ASA’s performance going forward.

Dividend Income

          Shareholders have been advised on recent occasions of your Company’s declining dividend income stream, which has been caused by two main factors – lower payouts from precious mineral miners and increased investments in higher growth companies by our portfolio manager. This trend has continued with the recent Year being the first in which net investment income has turned negative. We again wish to forewarn shareholders of this diminishing income stream and the effects that it could have on future dividend payments. Shareholders will recall that the Company’s total income consists of two primary sources, namely dividend income and realised capital gains. Net realised capital gains, which were inflated in the Year by the tender offer, remained healthy and amounted to more than $65M in the recent Year. Such gains are dependent on the buoyancy of stock markets and investment management activities.

Discount Management & Tender Offer

          Your Board continues to monitor the premium/discount at which ASA’s shares trade relative to its NAV. Whilst over the course of the year the discount was relatively unchanged, noticeable short-term decreases in the discount were evident in April – after the announcement of ASA’s measurement period related to the tender offer. In line with the Board’s previously stated policy a successful tender offer for upward of 10% of the Company’s shares was completed in October, given that the offer was triggered by the smallest of margins at the conclusion of the 12-week measurement period. As previously stated, the Board agreed to a further 10% tender offer in 2010 conditional upon the 10% discount trigger level being breached during the measurement period.

Contingency

          The Company’s Semi-Annual Report, for the six months ended May 31 2009 referred in Note 6 to a contingency relating to the costs of the proxy solicitation by Laxey Partners Limited (“Laxey”) in relation to the Company’s annual general meeting of shareholders in 2008. I am pleased to advise that following discussions between your Board and representatives of Laxey, the issue has been dropped and no longer remains a contingency of your Company. Information on this issue is available in the notes to the attached accounts.

The Way Forward

          In my interim letter I referred to the strategic review undertaken earlier in the year on behalf of the Board. This review highlighted to us the potential advantages of broadening the asset base managed by the Company, either through a wholly-owned subsidiary or directly, by growing the business from a single product base into a larger, more global operation and was driven primarily by several factors:

•

within the past three-odd years 20-plus alternative pooled investment products oriented to the broad global resources sector have been launched, which indicates the increasing competitiveness for investor dollars and suggests there may be additional products that could be developed and managed in a bottom up, fundamental investment style similar to that of ASA, compatible with, but not competitive to ASA;

•

to provide increased analytical and investment management capability to ASA: increasing the product range could permit an enhanced investment management and analytical team, which could directly benefit ASA through an even greater depth of skills across the precious minerals space worldwide, thereby providing a broader and deeper capability for your Company to capitalise on a larger number of global investment opportunities;

•

provide more conducive conditions through an expanding operation to both attract the highest calibre staff and to retain same through the provision of a dynamic and expansionary career path over the longer term;

•

the desire to reduce ‘key man’ risk by enlarging the investment team: increasing your Company’s range of products could permit the investment team under our portfolio manager to expand thereby diminishing ‘key man’ risk to investors;

•

by expansion beyond a single product oriented to one market place, the strategy may assist, reduce and underwrite any need in the future to defend—for example, by share repurchases—the closed-end nature of the Company’s current sole investment vehicle in times of relative share price weakness to NAV and particularly in any future bear market. As an example of the possible consequences of any such necessary share repurchases, it can be noted that the net assets of the Company declined in excess of 33% in defence of its share price discount, relative to NAV, in the period February ‘08 to November ‘09, in what was a strong bull market for gold;

•

and lastly, but by no means least, an ability to seek to increase the revenue stream derived from management fees of the new products and over the longer term enhance value from the potential, capitalised growth of total assets under management worldwide.

          That said, and as perhaps you will well realise, any such expansion in the investment management industry requires buoyant and conducive stock market conditions for its success and so an essential ingredient will be a continuing bull market in the precious minerals space. Whilst in the early stage of planning and in the context of the conditions precedent necessary for such development that I refer to below, your Board has been exploring positively possible business opportunities in several geographic areas. Further, may I provide you comfort that, at least whilst I am in the chair, any expansion of your Company’s business in this area would be cautiously managed and considered in light of the possible returns.

          Implementation of this strategy requires the approval of shareholders and, with respect to utilizing a subsidiary, relief from the U.S. Securities and Exchange Commission. Accordingly, we are proposing that shareholders approve the measures necessary to implement this strategy at the Company’s Annual General Meeting (AGM) scheduled for March 11, 2010. Detailed information regarding these measures is included in the proxy statement for the AGM.

Your Board

          We have been operating well as a five-seat board through the year but now have determined to increase the board number to six. We propose Michael Mead to shareholders as a director: Michael has extensive investment experience over a long career in the U.S. investment management and endowment fund sectors and, as such, will bring very useful additional strengths to your Board. A fuller explanation of Michael’s experience is set out in the proxy statement but meanwhile we respectfully and unanimously recommend his appointment.

          As stated in the Semi-Annual Report, current Board members who were first elected in 2008 have declined the retirement benefits previously available to Board members.

Annual General Meeting

          As with many such funds, knowing our broad range of shareholders is a difficult task given that so many holdings are held behind anonymous, broker nominees. Our AGM is one opportunity when your Board can meet and discuss the aspirations of shareholders and we therefore invite you to attend in New York on March 11. As an added point of possible interest I draw your attention to our ‘guess the gold price’ competition, run from year to year, with the prize of a half-ounce, gold coin – the only precondition for shareholder competitors being attendance in person!

          On behalf of all our shareholders, may I take this opportunity of thanking my fellow directors and our staff for their time and efforts through the year to steer your Company to such achievements. It would be inappropriate in an annual review of your Company not to again mention the 85 years service of directors Messrs. Irwin, Conger, Inglis and Rosholt, who retired in the Year and to whom we offer a most healthy and happy retirement. Finally to our numerous shareholders around the world, may I thank you for your support in the Year.

Until our AGM on March 11th or sooner!
Yours very sincerely

Julian Reid
January 15, 2010

Portfolio Manager’s Report (unaudited)

          The combination of events during the last year resulted in one of the strongest performance periods in ASA Limited’s 51-year history. At November 30, 2009, ASA’s total net assets were $580.4 million, or $89.56 per share. The closing price of ASA’s shares on the New York Stock Exchange (NYSE) was $79.55 at November 30, 2009, representing a discount of 11.2% to net asset value (NAV). This compares with the November 30, 2008 total net assets of $341.1 million, or $47.37 per share, a NYSE share price of $42.25 and a discount to NAV of 10.8%.

          Total return during the fiscal year 2009, including the reinvestment of dividends, was 102.0% based on the NAV and 101.1% based on the market price of the shares. The difference in total return based on the NAV and the market price is related to the discount that ASA’s shares traded in the market over this time period. This is a significant improvement over fiscal year 2008’s total return of negative 43.9% based on the NAV and negative 42.1% based on the market price of ASA’s shares. During the fiscal year ended November 30, 2009, the total return of the FTSE Gold Mines Index, which does not include the reinvestment of dividends, was 72.3%. ASA’s portfolio is not designed to track the performance of the FTSE Gold Mines Index, as it includes significant positions in several companies that are not included in the FTSE Gold Mines Index. Likewise, the FTSE Gold Mines Index includes some securities that are not held in ASA’s portfolio. As such, the relative performance variation with respect to the FTSE Gold Mines Index may be more pronounced than it would be for a comparable index fund. However, ASA’s Board of Directors considers the FTSE Gold Mines Index to be the best publically available index for comparing the performance of ASA to an unmanaged index of global gold mining shares.

          Chart 1: ASA’s Total Return per Share vs. the FTSE Global Gold Mines Index — One Year Trailing

          Source: ASA Limited, including reinvested dividends

          For the fiscal year ended November 30, 2009 ASA had a net investment loss of $0.04 per share, compared to net investment income of $0.63 per share for the fiscal year ended November 30, 2008. Net realized gain from investments, including net realized gain (loss) on investments from foreign currency transactions, for fiscal year 2009 was $9.25 per share, compared to $16.91 per share for fiscal year 2008. The share amounts for 2009 and 2008 are based on the weighted average shares outstanding during each year. Operating expenses declined from $5.9 million during 2008 to $4.1 million during 2009 due to a combination of lower legal expenses, decreased shareholder reporting costs, and lower directors’ fees and expenses as a result of a reduction in the size of the Board of Directors. These lower expenses were somewhat offset by higher expenses related to increased research and due diligence of ASA’s investments.

          Distributions totaling $1.40 and $2.00 per share were declared during the fiscal years 2009 and 2008 respectively. (See note 1.E. Dividends to Shareholders (page 15) and Certain tax information for U.S. shareholders (pages 19 and 20) for further comments.) During 2009, $0.10 per share was distributed from income earned in prior periods and $1.30 distributed from realized capital gains from the sale of securities in 2009. Investment income has declined in recent years due to a combination of lower dividend distributions from the South African gold and platinum mining companies as well as the increased diversification of ASA’s portfolio toward higher growth investments. Management anticipates that ASA will generate little, if any, net investment income during the next year. However, it is management’s goal to generate improved total returns for shareholders over the long term through investment in companies with projected higher growth rates and a more diversified portfolio of precious metals and mining companies.

          Chart 2: ASA’s Distributions to Shareholders

          Source: ASA Limited

Portfolio Diversification

          At November 30, 2009, ASA held a globally diversified portfolio of long-lived, low-cost, precious metals and mining investments. Approximately 12.2% of net assets was allocated to South African gold mining companies, versus 13.1% at the end of fiscal 2008 and approximately 43.5% at the end of fiscal 2006. The decline in our weighting towards South African gold mining companies during 2009 was largely the result of the sale of our investment in Harmony Gold Mining Company Limited. The strength of the South African rand has had a negative effect on operating margins on all South African gold mining operations, with Harmony among the most exposed to this trend.

          Overall, the combination of increasingly deeper South African mines, high levels of fatalities, sharp increases in operating costs, and lower profit margins as a result of the strength of the rand have made an unfavorable investment climate in

South Africa for the global gold investor. However, we believe that the management and technical expertise in the South African mining sector are among the strongest in the industry and we continue to review these investments for potential opportunities to adjust our weightings towards the sector.

          Chart 3: ASA Portfolio Diversification (November 30, 2009)

          Source: ASA Limited

          ASA’s investments in Australian gold mining shares were relatively unchanged during the year at 9.7% of total net assets at November 30, 2009. The most significant change during the year was a sharp increase in our holdings of Canadian gold mining and development companies. ASA’s investments in Canadian domiciled mining companies increased from 29.2% of total net assets at the end of 2008 to 36.2% of total net assets at fiscal year end 2009. The increase was due largely to the acquisition of shares and warrants of NovaGold Resources Inc. in early 2009 and the relative outperformance of these investments during the year, combined with an increase in our holdings of Barrick Gold Corporation. ASA increased its investment in Barrick Gold Corporation following the closure of its hedge position, which improved our view of the fundamentals for this issuer. We anticipate that ASA’s investments in gold mining companies domiciled in Canada will continue to grow over the coming year as Canada is the largest and most liquid market for gold mining companies.

          The weighting of ASA’s holdings in platinum mining companies was unchanged overall versus the previous fiscal year end, despite the price of platinum rising sharply and the outperformance of the platinum producers as compared to the FTSE Gold Mines index during the course of the year. ASA reduced its investments in the South African platinum mining companies late in the year due to the performance of these shares during the first nine months of 2009. In our view, the valuations of these shares had become overextended, given the strength of the rand. The sale of some of these shares, combined with the increase in market value during the year, left the ASA’s weighting towards this category unchanged from fiscal year-end 2008.

          Other changes to the portfolio during the year included the sale of our gold ETF holdings, a reduction in the holdings of non-gold related mining companies and a lower cash balance, all of which were designed to increase ASA’s leverage to a rising gold price.

Market Analysis

          Starting in 2001, gold prices have risen on the back of a number of supportive fundamentals, including:

•	the weaker U.S. dollar,
•	increased geopolitical risk,
•	higher oil prices,
•	portfolio diversification,
•	producer dehedging,
•	lower than expected official gold sales, and
•	declining mine production

          This unusual combination of supportive supply/demand and market events was supplemented by the evolving financial crisis during the last eighteen months.

          At this time last year, the global financial markets were in distress and the faith that investors had previously placed in banks, brokers, and the value of the U.S dollar was being questioned. The sheer magnitude of the financial problems facing the market resulted in the sale of almost all types of investments, from stocks and bonds to oil and gold. Nevertheless, by December of 2008, investors started to seek refuge in the sectors that they believed would help to insulate their portfolios from the general distress facing the markets. This combination of events, the sell-off in gold towards the end of 2008 and a dramatic increase in investor interest in gold during the last year, has resulted in the strong performance of gold prices during the last twelve months.

          Investment demand for gold and gold-related investment products soared during 2009 as investors sought the perceived safety of gold bullion during this period of economic chaos. Gold holdings in the five largest gold ETFs expanded during the last twelve months from an aggregate of 980 metric tonnes in November 2008 to nearly 1,406 metric tonnes at the end of November 2009, an increase of 43%. The investment by a number of hedge funds and widely known investors into these ETFs added further stimulus to the increase in investment demand for gold ETF’s. The combined holdings in these ETF products have become the sixth largest concentration of gold in the world along with the central banks of the United States, Germany, Italy and France and the International Monetary Fund.

          Chart 4: Gold ETF Holdings

          Source: ASA Limited

          Net investment purchases of gold ETFs slowed in the second half of 2009, but continued to be positive throughout the year. The success of these products has been due to the increased liquidity and ease of trading in gold that they have facilitated. However, it remains to be seen how long investors will maintain their long positions in gold, should sentiment turn negative towards the sector. We believe that the majority of this investment is long-term in nature, but there remains a portion of the ETF shareholder base that is hedge fund or momentum driven and some sales pressure is possible should gold prices weaken.

          Despite the increase in demand for the ETF products, the performances of the mining shares and ASA was significantly better than the 44% increase in the gold price during the last year, demonstrating the benefits of the operating leverage and growth of the precious metals producers.

          The gold market experienced a significant decline in fabrication demand and a surge in supply in the form of increased scrap gold sales in response to the sharp increase in gold prices. Given the severity of the global economic crisis, we anticipate that jewelry demand will remain weak during the coming year, but that some recovery will be evident as global economic prospects improve. Scrap gold sales, which are effectively the re-melting of gold jewelry, are anticipated to slow considerably during the coming year. After all, consumers can only resell old jewelry once, and it takes decades to accumulate the quantities of metal that have been witnessed in the scrap category during the last eighteen months.

          Recently, better than anticipated economic news in the United States has lifted the value of the U.S. dollar relative to other world currencies and made it more likely that the Federal Reserve may tighten monetary policy at some point in the future as the economy expands, potentially lifting the value of the dollar further. Higher interest rates typically increase the value of the dollar and ease inflationary pressures. Higher interest rates also tend to increase the opportunity cost of owning non-yielding investments such as commodities. The degree to which gold prices react negatively or positively will largely depend on the Federal Reserve’s ability to moderate a potential increase in inflation rates, given the sharp increase in liquidity provided to support the U.S. financial system.

          It is against this backdrop of recent economic events, slowing global gold production, the anticipated decline in scrap recycling, rising central bank purchases and potential improvements in jewelry demand that we look forward to the New Year. Given the degree of financial stress in the markets, combined with the supportive supply / demand fundamentals, we believe that the prospect of a strong gold price during the coming year remains good.

David Christensen
President and Chief Executive Officer
January 15, 2010

Forward-Looking Statements

          With the exception of historical information, this report includes forward-looking statements within the meaning of U.S. federal securities laws and that are intended to be covered by the safe harbors created thereby. Forward-looking statements are generally identified by words such as “believe,” “anticipate,” “expect,” “intend,” “may,” “will,” or similar expressions. In addition, statements that describe ASA’s future plans, objectives, estimates or goals are also forward-looking statements. By their nature, forward-looking statements involve risks, uncertainties and other factors that may cause actual results, performance or achievements of ASA’s plans to be materially different from those contemplated by the forward-looking statements. Such factors include, but are not limited to, performance of the companies whose securities comprise ASA’s portfolio; the conditions in the United States, South African and other securities and foreign exchange markets; the prices of gold, platinum and other precious minerals, which, in turn, are affected by a variety of global, economic, financial and political factors and may fluctuate substantially over short periods of time; changes in tax laws; and changes in ASA’s plans, goals, strategies and intentions.

*     *     *     *     *     *

          Copies of financial reports for ASA Limited, as well as its latest net asset value, may be requested from LGN Group, LLC, P.O. Box 269, Florham Park, NJ 07932, (973) 377-3535, from the Executive Office (800-432-3378) or may be found on the Company’s website (www.asaltd.com). We would like to call to your attention the availability of the Dividend Reinvestment and Stock Purchase Plan. See page 20 of this report for information on how shareholders can participate in this plan.

*     *     *     *     *     *

          The Annual General Meeting of Shareholders will be held on Thursday, March 11, 2010 at 10:00 a.m. at the offices of K&L Gates LLP, 599 Lexington Avenue, 32nd Floor, New York, New York, USA. We look forward to your attendance.

Certain investment policies and restrictions (unaudited)

The following is a summary of certain of the Company’s investment policies and restrictions and is subject to the more complete statements contained in documents filed with the Securities and Exchange Commission.

The Concentration of Investments in a Particular Industry or Group of Industries. It is fundamental policy (i.e., a policy that may be changed only by shareholder vote) of the Company that at least 80% of its total assets be (i) invested in common shares or securities convertible into common shares of companies engaged, directly or indirectly, in the exploration, mining or processing of gold, silver, platinum, diamonds or other precious minerals, (ii) held as bullion or other direct forms of gold, silver, platinum or other precious minerals, (iii) invested in instruments representing interests in gold, silver, platinum or other precious minerals such as certificates of deposit therefor, and/or (iv) invested in securities of investment companies, including exchange traded funds, or other securities that seek to replicate the price movement of gold, silver or platinum bullion. Compliance with the percentage limitation relating to the concentration of the Company’s investments will be measured at the time of investment.

If investment opportunities deemed by the Company to be attractive are not available in the types of securities referred to in the preceding paragraph, the Company may deviate from the investment policy outlined in that paragraph and make temporary investments of unlimited amounts in securities issued by the U.S. Government, its agencies or instrumentalities or other high quality money market instruments.

The Percentage of Voting Securities of any one Issuer that the Company May Acquire. It is a non-fundamental policy (i.e., a policy that may be changed by the Board of Directors) of the Company that the Company shall not purchase a security if, at the time of purchase, more than 20% of the value of its total assets would be invested in securities of the issuer of such security.

Report of independent registered public accounting firm

To the Board of Directors and Shareholders of
ASA Limited:

          We have audited the accompanying statements of assets and liabilities of ASA Limited (the “Company”), including the schedules of investments, as of November 30, 2009 and 2008, and the related statements of operations and supplementary information for each of the two years then ended, the statements of changes in net assets for each of the two years in the periods then ended, and the financial highlights for each of the five years indicated therein. These financial statements, supplementary information and financial highlights are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements, supplementary information and financial highlights based on our audits.

          We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States.) Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements, supplementary information and financial highlights are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, supplementary information and financial highlights, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. Our procedures included confirmation of securities owned as of November 30, 2009 and 2008 by correspondence with the custodian. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements, supplementary information and financial highlights referred to above present fairly, in all material respects, the financial position of the Company at November 30, 2009 and 2008, the results of its operations and supplementary information for each of the two years in the periods then ended, the changes in its net assets for each of the two years in the periods then ended, and the financial highlights for each of the indicated years, in conformity with U.S. generally accepted accounting principles.

New York, New York
January 20, 2010

Schedules of investments

November 30, 2009 and November 30, 2008

	2009			2008

Name of Company	Shares	Fair Value	Percent of Net Assets	Shares	Fair Value	Percent of Net Assets

Common Shares and Warrants Gold investments
Gold mining companies
Australia
Newcrest Mining Limited – ADRs	1,665,000	$56,109,901	9.7%	1,865,000	$30,003,402	8.8%

Canada
Agnico-Eagle Mines Limited	600,000	37,596,000	6.5	600,000	22,596,000	6.6
Barrick Gold Corporation	1,250,000	53,362,500	9.2	1,025,000	30,196,500	8.9
Goldcorp Inc.	1,082,400	45,460,800	7.8	1,200,000	32,364,001	9.5
Golden Star Resources Limited (1)	750,000	2,895,000	0.5	—	—	—
IAMGOLD Corporation	600,000	11,370,000	2.0	—	—	—
Kinross Gold Corporation	1,125,000	22,522,500	3.9	750,000	11,062,500	3.2
NovaGold Resources Inc. (1)(3)	1,157,691	6,471,492	1.1	—	—	—
NovaGold Resources Inc. $1.50 Warrants, 01/21/13, (1)(3)	2,307,691	9,438,456	1.6	—	—	—
Yamana Gold Inc.	600,000	7,998,000	1.3	—	—	—

		197,114,748	33.9		96,219,001	28.2

Channel Islands
Randgold Resources Limited – ADRs	719,700	60,987,378	10.5	1,094,700	41,850,381	12.3

Latin America
Compania de Minas Buenaventura S.A.A. – ADRs	1,359,000	54,563,850	9.4	1,459,000	26,262,000	7.7

South Africa
AngloGold Ashanti Limited	943,194	41,538,264	7.2	943,194	20,137,192	5.9
Gold Fields Limited	1,979,577	29,258,148	5.0	2,429,577	19,971,123	5.9
Harmony Gold Mining Company Limited – ADRs (1)	—	—	—	503,100	4,346,784	1.3

		70,796,412	12.2		44,455,099	13.1

United States
Newmont Mining Corporation	420,368	22,548,540	3.8	420,368	14,145,383	4.1
Royal Gold Inc.	150,000	8,073,000	1.4	—	—	—

		30,621,540	5.2		14,145,383	4.1

Total gold mining companies (Cost $164,056,871–2009, $143,960,390–2008)		470,193,829	80.9		252,935,266	74.2

Exchange traded fund – gold
United States
SPDR Gold Trust (1) (Cost $10,005,000-2008)	—	—	—	150,000	12,028,500	3.5

Total gold investments (Cost $164,056,871-2009, $153,965,390-2008)		470,193,829	80.9		264,963,766	77.7

Platinum investments
Platinum mining companies
South Africa
Anglo Platinum Limited (1)(4)	345,100	35,514,376	6.1	470,100	21,704,119	6.4
Impala Platinum Holdings Limited	1,322,400	30,673,536	5.3	1,497,400	18,475,383	5.4

		66,187,912	11.4		40,179,502	11.8

United Kingdom
Lonmin PLC – ADRs (1)	289,700	8,453,736	1.5	289,700	3,795,295	1.1

Total platinum investments (Cost $8,613,104–2009, $12,006,287–2008)		74,641,648	12.9		43,974,797	12.9

Investments in other mining companies
United Kingdom
Anglo American plc (1) (Cost $1,762,502–2009, $4,941,921–2008)	414,800	17,750,669	3.1	914,800	21,577,892	6.3

Total common shares (Cost $174,432,477–2009, $170,913,598–2008)		562,586,146	96.9		330,516,455	96.9

Schedules of investments (continued)

November 30, 2009 and November 30, 2008

	2009			2008

Name of Company	Principal Amount	Fair Value	Percent of Net Assets	Principal Amount	Fair Value	Percent of Net Assets

Convertible Securities
Gold mining companies
Canada
NovaGold Resources Inc. 5.50% Senior Convertible Notes, due 5/01/2015 (Cost $15,000,000 in 2009 and 2008)	$15,000,000	$13,164,600	2.3%	$15,000,000	$3,514,500	1.0%

Total investments (Cost $189,432,477–2009, $185,913,598–2008) (2)		575,750,746	99.2		334,030,955	97.9
Cash, receivables, and other assets less liabilities		4,604,509	0.8		7,063,714	2.1

Net assets		$580,355,255	100%		$341,094,669	100%

(1) Non-income producing security

(2) Cost of investments shown approximates cost for U.S. federal income tax purposes, determined in accordance with U.S. federal income tax principles. Gross unrealized appreciation of investments and gross unrealized depreciation of investments at November 30, 2009 were $390,961,904 and $4,643,635, respectively, resulting in net appreciation on investments of $386,318,269. Gross unrealized appreciation of investments and gross unrealized depreciation of investments at November 30, 2008 were $172,374,854 and $24,257,497, respectively, resulting in net unrealized appreciation on investments of $148,117,357.

(3) Restricted security (Total value of $15,909,948, representing 2.7% of net assets at November 30, 2009)

(4) Non-income producing security — November 30, 2009 only.

ADR – American Depository Receipt

The notes to the financial statements form an integral part of these statements.

Portfolio statistics (unaudited)

November 30, 2009 and November 30, 2008

Country breakdown*	2009	2008
Canada	36.2%	29.2%
South Africa	23.6%	24.9%
Channel Islands	10.5%	12.3%
Australia	9.7%	8.8%
Latin America	9.4%	7.7%
United States	5.2%	7.6%
United Kingdom	4.6%	7.4%

* Geographic breakdowns, which are based on company domiciles, are expressed as a percentage of total net assets.

	2009		2008
Principal portfolio changes during the years ended	Number of Shares/Principal Amount		Number of Shares/Principal Amount
November 30, 2009 and November 30, 2008 (unaudited)	Increase	Decrease	Increase		Decrease

Agnico-Eagle Mines Limited					100,000
Anglo American plc		500,000			250,000
AngloGold Ashanti Limited					802,700
AngloGold Ashanti Limited-Rights(1)			270,031		270,031
Anglo Platinum Limited		125,000			50,000
Barrick Gold Corporation	225,000				100,000
Compania de Minas Buenaventura S.A.A. – ADRs		100,000	729,500	(2)	170,500
Goldcorp Inc.		117,600			300,000
Golden Star Resources Limited	750,000
Gold Fields Limited		450,000			1,980,400
SPDR Gold Trust (formerly streetTRACKS Gold Trust)		150,000			50,000
Harmony Gold Mining Company Limited – ADRs		503,100			163,300
IAMGOLD Corporation	600,000
Impala Platinum Holdings Limited		175,000			225,000
Kinross Gold Corporation	375,000		750,000
Lonmin PLC – ADRs					160,300
Newcrest Mining Limited		200,000			1,135,000
Newmont Mining Corporation					100,000
NovaGold Resources Inc.	1,157,691				250,000
NovaGold Resources Inc. $1.50 Warrants, 1/21/13	2,307,691
NovaGold Resources Inc, 5.50% Senior Convertible Notes, due 5/01/2015			$15,000,000
Randgold Resources Limited – ADRs		375,000			355,300
Royal Gold Inc.	150,000
Yamana Gold Inc.	600,000				1,788,000

(1)	Received in company rights offering.

(2)	Received in 2 for 1 stock split.

Statements of assets and liabilities

November 30, 2009 and 2008

	2009	2008

Assets

Investments, at fair value
Cost $189,432,477 in 2009
$185,913,598 in 2008	$575,750,746	$334,030,955
Cash	5,605,534	21,090,938
Interest receivable	68,750	69,477
Dividends receivable	369,959	279,676
Other assets	101,062	192,919

Total assets	$581,896,051	$355,663,965

Liabilities

Accounts payable and accrued liabilities	$703,775	$463,250
Nonqualified pension liability	—	760,817
Liability for retirement benefits due to current and future retired directors	837,021	1,105,229
Dividend payable	—	12,240,000

Total liabilities	$1,540,796	$14,569,296

Net assets	$580,355,255	$341,094,669

Common shares $1 par value
Authorized: 30,000,000 shares
Issued and Outstanding 6,480,000 shares in 2009 and 7,200,000 shares in 2008	$6,480,000	$7,200,000
Share premium (capital surplus)	14,343,180	15,936,867
Undistributed net investment income	22,712,446	28,038,896
Undistributed net realized gain from investments	258,023,609	244,070,980
Undistributed net realized (loss) from foreign currency transactions	(107,522,249)	(102,269,431)
Net unrealized appreciation on investments	386,318,269	148,117,357

Net assets	$580,355,255	$341,094,669

Net asset value per share (Based on outstanding shares of 6,480,000 in 2009 and 7,200,000 in 2008)	$89.56	$47.37

The closing price of the Company’s shares on the New York Stock Exchange was $79.55 and $42.25 on November 30, 2009 and 2008, respectively.

The notes to the financial statements form an integral part of these statements.

Statements of operations

Years ended November 30, 2009 and 2008

	2009	2008

Investment income
Dividend income (net of foreign withholding taxes of $287,545 in 2009 and $330,539 in 2008)	$2,692,920	$10,392,900
Interest income	832,906	1,048,218

Total investment income	3,525,826	11,441,118

Expenses
Shareholder reports and proxy expenses	175,919	557,253
Directors’ fees and expenses	308,900	642,559
Provision for retirement benefits due to current and future retired directors	—	330,238
Salaries and benefits	1,121,081	1,327,819
Other administrative expenses	615,000	615,809
Fund accounting	142,292	164,750
Transfer agent, registrar and custodian	137,343	138,995
Professional fees and expenses	886,873	1,592,131
Insurance	188,046	190,301
Other	525,413	356,765

Total expenses	4,100,867	5,916,620
Less – reduction in retirement benefits due to directors	(268,208)	—

Net expenses	3,832,659	5,916,620

Net investment income (loss)	(306,833)	5,524,498

Net realized and unrealized gain (loss) from investments and foreign currency transactions
Net realized gain from investments
Proceeds from sales	98,541,595	330,967,214
Cost of securities sold	27,789,070	172,487,059

Net realized gain from investments	70,752,525	158,480,155

Net realized gain (loss) from foreign currency transactions
Investments	(5,260,408)	(9,657,159)
Foreign currency	7,590	(27,550)

Net realized gain (loss) from foreign currency transactions	(5,252,818)	(9,684,709)

Net increase (decrease) in unrealized appreciation on investments
Balance, beginning of year	148,117,357	567,853,998
Balance, end of year	386,318,269	148,117,357

Net increase (decrease) in unrealized appreciation on investments	238,200,912	(419,736,641)

Net realized and unrealized gain (loss) from investments and foreign currency transactions	303,700,619	(270,941,195)

Net increase (decrease) in net assets resulting from operations	$303,393,786	$(265,416,697)

          The notes to the financial statements form an integral part of these statements.

Statements of changes in net assets

Years ended November 30, 2009 and 2008

	2009	2008

Net investment income (loss)	$(306,833)	$5,524,498
Net realized gain from investments	70,752,525	158,480,155
Net realized (loss) from foreign currency transactions	(5,252,818)	(9,684,709)
Net increase (decrease) in unrealized appreciation on investments	238,200,912	(419,736,641)

Net increase (decrease) in net assets resulting from operations	303,393,786	(265,416,697)
Dividends paid/payable
From net investment income	(720,000)	(5,524,498)
From net realized gain from investments	(8,424,000)	(9,595,506)

Adjustment – tender offer

From common shares $1 par value	(720,000)	(2,400,000)
From share premium (capital surplus)	(1,593,687)	(5,312,289)
From undistributed net investment income	(4,299,617)	(26,851,291)
From net realized gain from investments	(48,375,896)	(157,594,782)

Net increase (decrease) in net assets	239,260,586	(472,695,063)
Net assets, beginning of year	341,094,669	813,789,732

Net assets, end of year (including undistributed net investment income of $22,712,446 at November 30, 2009 and $28,038,896 at November 30, 2008)	$580,355,255	$341,094,669

          The notes to the financial statements form an integral part of these statements.

Notes to financial statements

Years ended November 30, 2009 and 2008

1. Summary of significant accounting policies ASA Limited (the “Company”) is a closed-end management investment company registered under the Investment Company Act of 1940, as amended, and is organized as an exempted limited liability company under the laws of Bermuda. The following is a summary of the Company’s significant accounting policies:

In June 2009, the Financial Accounting Standards Board (“FASB”) established the FASB Accounting Standards Codification™ (“Codification”) as the single source of authoritative accounting principles recognized by the FASB in the preparation of financial statements in conformity with U.S. generally accepted accounting principles (“GAAP”). The Codification supersedes existing nongrandfathered, non-SEC accounting and reporting standards. The Codification did not change GAAP but rather organized it into a hierarchy where all guidance within the Codification carries an equal level of authority. The Codification became effective on July 1, 2009. The Codification did not have a material effect on the Company’s financial statements.

A. Investments

The net asset value of the Company is determined as of the close of regular trading on the New York Stock Exchange (“NYSE”) on the date for which the valuation is being made (“the Valuation Time”). Portfolio securities listed on U.S. and foreign stock exchanges generally are valued at the last reported sale price as of the Valuation Time on the exchange on which the securities are primarily traded, or the last reported bid price if a sale price is not available. Securities traded over the counter are valued at the last reported sale price or the last reported bid price if a sale price is not available. Securities listed on foreign stock exchanges my be fair valued based on significant events that have occurred subsequent to the close of the foreign markets.

Securities for which current market quotations are not readily available are valued at their fair value as determined in good faith by, or in accordance with procedures approved by, the Company’s Board of Directors. If a security is valued at a “fair value”, that value is likely to be different from the last quoted price for the security. Various factors may be reviewed in order to make a good faith determination of a security’s fair value. These factors include, but are not limited to, the nature of the security; relevant financial or business developments of the issuer; actively traded similar or related securities; conversion rights on the security; and changes in overall market conditions.

Where the Company holds securities listed on foreign stock exchanges and American Depository Receipts (“ADRs”) representing these securities are actively traded on the NYSE, the securities normally are fair valued based on the last reported sales price of the ADRs.

The difference between cost and fair value is reflected separately as net unrealized appreciation (depreciation) on investments. The net realized gain or loss from the sale of securities is determined for accounting purposes on the identified cost basis.

At November 30, 2009, the Company held investments in restricted securities valued in accordance with procedures approved by the Company’s Board of Directors as reflecting fair value, as follows:

Shares/
Warrants	Cost	Issuer	Value	Acquisition Date
1,157,691	$1,030,345	NovaGold Resources Inc.	$6,471,492	1/21/2009
2,307,691	$946,153	NovaGold Resources Inc.,
		$1.50 Warrants 01/21/13	$9,438,456	1/21/2009

The Company adopted Accounting Standards Codification (“ASC 820,” formerly known as SFAS 157), “Fair Value Measurements,” effective December 1, 2007.

In accordance with U.S. GAAP, fair value is defined as the price that the Company would receive to sell an investment or pay to transfer a liability in a timely transaction with an independent buyer in the principal market, or in the absence of a principal market the most advantageous market for the investment of liability. ASC 820 establishes a three-tier hierarchy to distinguish between (1) inputs that reflect the assumptions market participants would use in pricing an asset or liability developed based on market date obtained from sources independent of the reporting entity (observable inputs) and (2) inputs that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing an asset or liability developed based on the best information available in the circumstances (unobservable inputs) and to establish classification of fair value measurements for disclosure purposes. Various inputs are used in determining the value of the Company’s investments. The inputs are summarized in the three broad levels listed below.

Level 1 – quoted prices in active markets for identical investments

Level 2 – other significant observable inputs (including quoted prices for similar investments, interest rates, credit risk, etc.)

Level 3 – significant unobservable inputs (including the Company’s own assumptions in determining the fair value of investments)

The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities.

Notes to financial statements (continued)

Years ended November 30, 2009 and 2008

The following is a summary of the inputs used as of November 30, 2009 and 2008 in valuing the Company’s investments at fair value:

Investments in Securities

Measurements at November 30, 2009

Description (1)	Level 1	Level 2	Level 3	Total
Common Shares and Warrants
Gold mining companies	$327,377,568	$142,816,261	$—	$470,193,829
Platinum mining companies	66,187,912	8,453,736	—	74,641,648
Other mining companies	—	17,750,669	—	17,750,669
Convertible Securities
Gold mining companies	—	13,164,600	—	13,164,600

Total	$393,565,480	$182,185,266	$—	$575,750,746

(1)	See schedules of investments for country classifications.

Measurements at November 30, 2008

Description (1)	Level 1	Level 2	Level 3	Total
Common Shares and Warrants
Gold mining companies	$182,823,549	$70,111,717	$—	$252,935,266
Platinum mining companies	40,179,502	3,795,295	—	43,974,797
Other mining companies	—	21,577,892	—	21,577,892
Exchange traded fund
Gold mining companies	12,028,500	—	—	12,028,500
Convertible Securities
Gold mining companies	—	3,514,500	—	3,514,500

Total	$235,031,551	$98,999,404	$—	$334,030,955

(1)	See schedules of investments for country classifications.

B. Cash Equivalents

The Company considers all money market and all highly liquid temporary cash investments purchased with an original maturity of less than three months to be cash equivalents.

C. Foreign Currency Translation

Portfolio securities and other assets and liabilities denominated in foreign currencies are translated into U.S. dollar amounts at the rate of exchange reported at 5:00 PM New York time on the date of valuation. Purchases and sales of investment securities and income and expense items denominated in foreign currencies are translated into U.S. dollar amounts on the respective dates of such transactions. The resulting net foreign currency gain or loss is included in the statements of operations.

D. Securities Transactions and Investment Income

During the year ended November 30, 2009, sales and purchases of portfolio securities (other than temporary short-term investments) amounted to $98,541,595, and $36,568,358, respectively. During the year ended November 30, 2008, sale and purchases of portfolio securities (other than temporary short-term investments) amounted to $330,967,214 and $142,825,526, respectively.

Dividend income is recorded on the ex-dividend date, net of withholding taxes, if any. Interest income is recognized on the accrual basis.

E. Dividends to Shareholders

Dividends to shareholders are recorded on the ex-dividend date. The reporting for financial statement purposes of dividends paid from net investment income or net realized gains may differ from their ultimate reporting for U.S. federal income tax purposes. The differences are caused primarily by the separate line item reporting for financial statement purposes of foreign exchange gains or losses.

Notes to financial statements (continued)

Years ended November 30, 2009 and 2008

F. Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

G. Basis of Presentation

The financial statements are presented in U.S. dollars.

H. Income Taxes

The Company adopted the provisions of “Accounting for Uncertainty in Income Taxes” (“ASC 740-10”), formerly known as FASB Interpretation No. 48, (“FIN 48”). The implementation of this Standard resulted in no material liabilities for unrecognized tax benefits and material changes to the beginning net asset value of the Company.

2. Tax status of the Company The Company is not subject to Bermuda tax as an exempted limited liability company organized under the laws of Bermuda. Nor is the Company generally subject to U.S. federal income tax, since it is a non-U.S. corporation whose only business activities in the United States is trading in stocks or securities for its own account; and under the U.S. federal tax law that activity does not constitute a trade or business within the United States, even if its principal office is located therein. As a result, its gross income is not subject to U.S. federal income tax, though certain types of income it earns from U.S. sources (such as dividends of U.S. payors) are subject to withholding tax.

3. Retirement plans The Company had an unfunded non-qualified pension agreement with its former Chairman, President and Treasurer, Robert J. A. Irwin, pursuant to which the Company credited amounts to a pension benefit account as determined from time to time by the Board of Directors. Through the period ended November 30, 2006, interest equivalents were credited on amounts credited to the pension benefit account at an annual rate of 3.5%. Beginning December 1, 2006, interest equivalents were credited at an annual rate of 5%. On January 2, 2009 an amount equal to the balance in the pension benefit account at December 31, 2008 of $770,055 was paid in a lump sum to Mr. Irwin whose service with the Company terminated upon his retirement, and the agreement was terminated.

The Company has recorded a liability for retirement benefits due to future and current retired directors. The liability for these benefits at November 30, 2009 and November 30, 2008 was $837,021 and $1,105,229, respectively. A director whose first election to the Board of Directors was prior to January 1, 2008 qualifies to receive retirement benefits if he has served the Company (and any of its predecessors) for at least twelve years prior to retirement.

During the year ended November 30, 2009, the Company recorded a reduction of $268,208 to the liability for retirement benefits due to future and current retired directors. This adjustment related to the agreement by those directors first elected in 2008 to waive their interest in the plan benefits.

4. Concentration risk It is a fundamental policy of the Company that at least 80% of its total assets be invested in securities of companies engaged, directly or indirectly, in the exploration, mining or processing of gold or other precious minerals and/or in other gold and precious mineral investments. A substantial portion of the Company assets currently is invested in South African companies and other companies having significant assets or operations in South Africa. The Company is, therefore, subject to gold and precious mineral related risk as well as risk related to investing in South Africa, including political, economic, regulatory, currency fluctuation and foreign exchange risks. The Company currently is invested in a limited number of securities and thus holds large positions in certain securities. Because the Company’s investments are concentrated in a limited number of securities of companies involved in the holding or mining of gold and other precious minerals and related activities, the net asset value of the Company may be subject to greater volatility than that of a more broadly diversified investment company.

5. Indemnifications In the ordinary course of business, the Company enters into contracts that contain a variety of indemnifications. The Company’s maximum exposure under these arrangements is unknown. However, the Company has not had prior claims or losses pursuant to these indemnification provisions and expects the risk of loss thereunder to be remote.

6. Tender offer On September 1, 2009, the Company commenced a tender offer to purchase up to 720,000 of its Common Shares, representing 10% of its issued and outstanding shares. Because the number of shares tendered exceeded 720,000 shares, the Company purchased shares duly tendered on a pro rata basis in accordance with the number of shares duly tendered by each shareholder. The Company paid $76.11 per share, the amount equal to 98% of $77.66, the net asset value per share as determined by the Company at the close of regular trading on the NYSE on October 2, 2009 the expiration date of the tender offer. As a result the Company’s outstanding shares decreased from 7,200,000 to 6,480,000. To the best of the Company’s knowledge, at the time of the tender offer Lazard Asset Management LLC (“Lazard”) beneficially owned more than 5% of the Company’s outstanding Common Shares. Andrew Pegge (a director of the Company) is a principal of Laxey Partners Limited (“Laxey Partners”). Laxey Partners as the manager or adviser of a group of entities controlled by it (Laxey Partners and the group together, “Laxey”) sold

Notes to financial statements (continued)

Years ended November 30, 2009 and 2008

13,547 Common Shares in connection with the tender offer and received proceeds of approximately $1,031,000. Based on information from a source at Lazard, Lazard sold 276,794 Common Shares in connection with the tender offer and received proceeds of approximately $21,066,790.

On June 13, 2008, the Company commenced a tender offer to purchase up to 2,400,000 of its Common Shares, representing 25% of its issued and outstanding shares. Because the number of shares tendered exceeded 2,400,000 shares, the Company purchased shares duly tendered on a pro rata basis in accordance with the number of shares duly tendered by each shareholder. The Company paid $79.92 per share, the amount equal to 98% of $81.55, the net asset value per share as determined by the Company at the close of regular trading on the NYSE on July 25, 2008, the expiration date of the tender offer. As a result, the Company’s outstanding shares decreased from 9,600,000 to 7,200,000. To the best of the Company’s knowledge at the time of the tender offer Laxey and Lazard each owned beneficially more than 5% of the Company’s outstanding Common Shares. Laxey sold 330,600 Common Shares in connection with the tender offer and received proceeds of approximately $26,421,552. Based on information from a source at Lazard, Lazard sold 587,683 Common Shares in connection with the tender offer and received proceeds of approximately $46,967,625.

7. Compensation matters The Board of Directors approved in principle a discretionary bonus for the fiscal year ending November 30, 2009 to be paid to the Portfolio Manager (who also serves as the President and Chief Executive Officer) based upon the Company’s investment performance relative to its benchmark. The bonus was prorated for the period from April 1, 2009, the date on which Portfolio Manager’s contract was anticipated to be effective, through November 30, 2009. As a result, $358,429 representing such prorated bonus has been accrued for the fiscal year ended November 30, 2009.

8. Contingencies In connection with the Company’s 2008 Annual General Meeting of Shareholders, Laxey filed with the Securities and Exchange Commission a proxy statement in which Laxey nominated Andrew Pegge. Phillip Goldstein, and Julian Reid for election to the Company’s board of directors to replace three of the nominees of the board of directors. Laxey’s proxy statement also included a proposal to recommend that the board of directors undertake a series of tender offers to address the discount from net asset value at which the Company’s shares have been trading. In its proxy statement, Laxey indicated that it intended to bear the cost of its proxy solicitation, which it estimated would be approximately $800,000. In its proxy statement, Laxey also indicated that it did not then intend to seek reimbursement of the cost of its proxy solicitation from the Company, but that it may decide to do so in the future. At the Company’s 2008 Annual General Meeting of Shareholders held on April 8, 2008, shareholders ultimately elected Andrew Pegge, Phillip Goldstein, and Julian Reid to serve as directors of the Company, but did not approve Laxey’s tender offer proposal. Laxey paid the costs of its proxy solicitation, but in 2008 Laxey Partners initially sought reimbursement of its costs from the Company. Laxey informed the Company that the actual costs of Laxey’s proxy solicitation were approximately $985,000. During the year ended November 30, 2009, the Company was informed by Laxey that it would not pursue its request for reimbursement of its proxy solicitation costs and the matter has been closed.

9. Related parties The Company’s Chief Financial Officer and Treasurer was appointed to serve in this capacity in February 2009. He is the member/owner of LGN Group, LLC, an entity which provides shareholder and administrative services to the Company. Fees paid to LGN Group, LLC since his appointment through November 30, 2009 were $461,250.

10. Subsequent event The Company adopted the provisions of “Subsequent Events” (“ASC 855-10-05”), formerly known as FASB Interpretation No. 65, which was issued in May 2009. These provisions establish general standards of accounting for and disclosures of events that occur after the balance sheet date but before financial statements are issued. The Company has evaluated events subsequent to November 30, 2009 through January 20, 2010. In December 2009, the Company entered into a three-year operating lease agreement in San Mateo, CA for approximately 2500 square feet to be used as office space for its employees. The lease provides for annual rentals of approximately $80,000 beginning March 1, 2010 through February 28, 2013.

Financial highlights

	Year ended November 30

	2009	2008	2007	2006	2005

Per share operating performance

Net asset value, beginning of year	$47.37	$84.77	$74.19	$55.93	$49.95

Net investment income (loss)	(.04)	.63	1.11	.76	.10
Net realized gain from investments	9.99	18.01	10.89	1.31	3.44
Net realized gain (loss) from foreign currency transactions	(.74)	(1.10)	(1.86)	.04	(2.19)
Net increase (decrease) in unrealized appreciation on investments	33.64	(47.70)	2.74	17.05	5.58
Net unrealized (loss) on translation of assets and liabilities in foreign currency	—	—	—	—	(.05)

Net increase (decrease) in net assets resulting from operations	42.85	(30.16)	12.88	19.16	6.88
Dividends
From net investment income	(.10)	(.63)	(1.11)	(.76)	(.20)
From net realized gain on investments	(1.30)	(1.37)	(1.19)	(.14)	(.70)
Capital share transaction:
Effect of tender offer	.74	(5.24)

Net asset value, end of year	$89.56	$47.37	$84.77	$74.19	$55.93

Market value per share, end of year	$79.55	$42.25	$73.25	$64.21	$49.65

Total investment return
Based on market price per share (1)	101.15%	(42.12%)	19.02%	31.54%	11.40%
Based on net asset value per share (2)	101.97%	(43.91%)	19.19%	34.92%	12.60%

Ratios to average net assets
Expenses (3)	.81%	.86%	.53%	.63%	1.15%
Net investment income (loss)	(.06%)	.80%	1.44%	1.09%	.21%

Supplemental data
Net assets, end of year (000 omitted)	$580,355	$341,095	$813,790	$712.267	$536,929
Portfolio turnover rate	7.93%	21.33%	12.07%	4.66%	7.31%
Shares outstanding (000 omitted)	7,080 (4)	8,800 (4)	9,600	9,600	9,600

(1) Total investment return is calculated assuming a purchase of common shares at the current market price on the first day and a sale at the current market price on the last day of each year reported. Dividends are assumed, for purposes of this calculation, to be reinvested at prices obtained under the Company’s dividend reinvestment plan.

(2) Total investment return is calculated assuming a purchase of common shares at the current net asset value on the first day and a sale at the current net asset value on the last day of each year reported. Dividends are assumed, for purposes of this calculation, to be reinvested at prices obtained under the Company’s dividend reinvestment plan.

(3) The reduction in retirement benefits due to directors reduced the ratio of expenses to average net assets in 2009 from .87% to .81%.

(4) Weighted average shares.

Supplementary information

	Year ended November 30

	2009	2008

Certain fees incurred by the Company

Directors’ fees	$256,000	$422,166
Officers’ remuneration	1,121,081	1,327,819

          The notes to the financial statements form an integral part of these statements.

Certain tax information for
U.S. shareholders (unaudited) (1)

          The following is of a general nature only and is not, and should not be interpreted as, legal or tax advice to any particular U.S. shareholder of the Company. Due to the complexity and potentially adverse effect of the applicable tax rules summarized below, U.S. shareholders are strongly urged to consult their own tax advisors concerning the impact of these rules on their investment in the Company and on their individual situations.

          Under rules enacted by the Tax Reform Act of 1986, the Company became a “passive foreign investment company” (a “PFIC”) on December 1, 1987. The manner in which these rules apply depends on whether a U.S. shareholder (1) elects to treat the Company as a qualified electing fund (“QEF”) with respect to his Company shares, (2) for taxable years of a U.S. shareholder beginning after December 31, 1997, elects to “mark-to-market” his Company shares as of the close of each taxable year, or (3) makes neither election.

          In general, if a U.S. shareholder of the Company does not make either such election, any gain realized on the disposition of his Company shares will be treated as ordinary income. In addition, such a shareholder will be subject to an “interest charge” on part of his tax liability with respect to such gain as well as with respect to an “excess distribution” made by the Company (as explained in the following paragraph). Furthermore, shares held by such a shareholder may be denied the benefit of any otherwise applicable increase in tax basis at death. Under proposed regulations, a “disposition” would include a U.S. taxpayer’s becoming a nonresident alien.

          As noted, the general tax consequences described in the preceding paragraph apply to an “excess distribution” on Company shares, which means the total distributions by the Company a shareholder receives during a taxable year that are more than 125% of the average amount it distributed for the three preceding taxable years.* If the Company makes an excess distribution in a year, a U.S. shareholder who has not made a QEF or mark-to-market election would be required to allocate the excess amount ratably over the entire holding period for his shares. That allocation would result in tax being payable at the highest applicable rate in the prior taxable years to which the distribution is allocated and interest charges being imposed on the resulting “underpayment” of taxes made in those years. In contrast, a distribution that is not an excess distribution would be taxable to a U.S. shareholder as a normal dividend,** with no interest charge.

          If a U.S. shareholder elects to treat the Company as a QEF with respect to his shares therein for his first year he holds his shares during which the Company is a PFIC, the rules described in the preceding paragraphs generally would not apply. Those rules also would not apply to a U.S. shareholder who makes the QEF election after such first year and also elects to treat his shares generally as if they were sold for their fair market value on the first day of the first taxable year of the Company for which the QEF election is effective, in which event the gain from such “deemed sale” would be treated as an excess distribution. Instead, the electing U.S. shareholder would include annually in his gross income his pro rata share of the Company’s ordinary earnings and net capital gain (his “QEF inclusion”), regardless of whether such income or gain was actually distributed. A U.S. shareholder who makes a valid QEF election will recognize capital gain on any profit from the actual sale of his shares if those shares were held as capital assets.

          Alternatively, if a U.S. shareholder makes a mark-to-market election with respect to Company shares for taxable years beginning on or after January 1, 1998, such shareholder would be required annually to report any unrealized gain with respect to his shares as ordinary income, and any unrealized loss would be permitted as an ordinary loss, but only to the extent of previous inclusions of ordinary income. Any gain subsequently realized by an electing U.S. shareholder on a sale or other disposition of his Company shares also would be treated as ordinary income, but such shareholder would not be subject to an interest charge on his resulting tax liability. Special rules apply to a U.S. shareholder who held his PFIC stock prior to his first taxable year for which the mark-to-market election was effective.

          A U.S. shareholder with a valid QEF election in effect would not be taxed on any distributions paid by the Company to the extent of any QEF inclusions, but any distributions out of accumulated earnings and profits in excess thereof would be treated as taxable dividends. Such a shareholder would increase the tax basis in his Company shares by the amount of any QEF inclusions and reduce such tax basis by any distributions to him that are not taxable as described in the preceding sentence. Special rules apply to U.S. shareholders who make the QEF election and wish to defer the payment of tax on their annual QEF inclusions.

          Each shareholder who desires QEF treatment must individually elect such treatment. The QEF election must be made for the taxable year of the shareholder in which or with which the Company’s taxable year ends. A QEF election is effective for the shareholder’s taxable year and may not be revoked without the consent of the Internal Revenue Service. A shareholder of the Company who first held his Company shares after November 30, 2008 and who files his tax return on the basis of a calendar year may make a QEF election on his 2009 federal income tax return. A shareholder of the Company who first held his Company shares on or before that date may also make the QEF election on that return but should consult his tax advisor concerning the tax consequences and special rules that apply when a QEF election could have been made with respect to such shares for an earlier taxable year.

          A QEF election must be made by the due date, with extensions, of the federal income tax return for the taxable year for which the election is to apply. Under Treasury regulations, a QEF election is made on Internal Revenue Service Form 8621, which must be completed and attached to a

(1) Excluding qualified retirement plans, individual retirement accounts and other tax-exempt U.S. shareholders.

* For example, the Company paid annual dividends of $2.00, $2.30 and $.90 per share during 2008, 2007 and 2006, respectively, an average per year of $1.7333 per share. Accordingly, any dividends during 2009 in excess of $2.1667 per share (125% of $1.7333) would be treated as an excess distribution for that year. (All amounts in U.S. currency.)

** Because the Company is a PFIC, dividends it pays will not qualify for the 15% maximum U.S. federal income tax rate on “qualified dividend income” that individuals receive and instead will be taxed at rates up to 35%.

timely filed income tax return in which the shareholder reports his QEF inclusion for the taxable year to which the election applies. In order to allow U.S. shareholders to make QEF elections and to comply with the applicable annual reporting requirements, the Company annually provides them a “PFIC Annual Information Statement” containing certain information required by Treasury regulations.

          In early 2010, the Company will send to U.S. shareholders the PFIC Annual Information Statement for its 2009 taxable year. Such annual information statement may be used for purposes of completing Form 8621. A shareholder who either is subject to a prior QEF election or is making a QEF election for the first time must attach a completed Form 8621 to his federal income tax return each year. Other U.S. shareholders also must attach completed Forms 8621 to their federal income tax returns each year, but shareholders not electing QEF treatment will not need to report QEF inclusions thereon.

          Special rules apply to U.S. persons who hold Company shares through intermediate entities or persons and to U.S. shareholders who directly or indirectly pledge their shares, including those in a margin account.

          Ordinarily, the tax basis that is obtained by a transferee of property on the property owner’s death is adjusted to the property’s fair market value on the date of death (or alternate valuation date). If a U.S. shareholder dies owning Company shares with respect to which he did not elect QEF treatment (or elected such treatment after the first taxable year in which he owned shares in which the Company was a PFIC and did not elect to recognize gain, as described above), the transferer of those shares will not be entitled to adjust the tax basis in such shares to their fair market value on the date of death (or alternate valuation date). In that case, in general, the transferer of such shares will take a basis in the shares equal to the shareholder’s basis therein immediately before his death. If a U.S. shareholder dies owning Company shares for which a valid QEF election was in effect for all taxable years in such shareholder’s holding period during which the Company was a PFIC (or the shareholder made a “deemed sale election”), then the basis increase generally will be available.

Dividend reinvestment and stock purchase plan

          Computershare Trust Company, N.A. (“Computershare”) has been engaged to offer a dividend reinvestment and stock purchase plan (the “Plan”) to shareholders. Shareholders may elect to participate in the Plan by signing an authorization. The authorization appoints Computershare as agent to apply to the purchase of common shares of the Company in the open market (i) all cash dividends (after deduction of the service charge described below) that become payable to such participant on the Company’s shares (including shares registered in his or her name and shares accumulated under the Plan) and (ii) any optional cash investments ($50 minimum, subject to an annual maximum of $60,000) received from such participant.

          For the purpose of making purchases, Computershare will commingle each participant’s funds with those of all other participants in the Plan. The price per share of shares purchased for each participant’s account shall be the average price (including brokerage commissions and any other costs of purchase) of all shares purchased in the open market with the net funds available from a cash dividend and any voluntary cash payments being concurrently invested. Any stock dividends or split shares distributed on shares held in the Plan will be credited to the participant’s account.

          For each participant, a service charge of 5% of the combined amount of the participant’s dividend and any voluntary payment being concurrently invested, up to a maximum charge of $2.50 per participant plus $.03 per share, will be deducted (and paid to Computershare) prior to each purchase of shares. Shareholder sales of shares held by Computershare in the Plan are subject to a fee of $10.00 plus $.12 per share deducted from the proceeds of the sale. Additional nominal fees are charged by Computershare for specific shareholder requests such as requests for information regarding share cost basis detail in excess of two prior years and for replacement Forms 1099 older than three years.

          Participation in the Plan may be terminated by a participant at any time by written instructions to Computershare. Upon termination, a participant will receive a certificate for the full number of shares credited to his or her account, unless he or she requests the sale of all or part of such shares.

          Dividends reinvested by a shareholder under the Plan will generally be treated for U.S. federal income tax purposes in the same manner as dividends paid to such shareholder in cash. See “Certain tax information for U.S. shareholders” for more information regarding tax consequences of an investment in shares of the Company, including the effect of the Company’s status as a PFIC. The amount of the service charge is deductible for U.S. federal income tax purposes, subject to limitations.

          To participate in the Plan, shareholders may not hold their shares in a “street name” brokerage account.

          Additional information regarding the Plan may be obtained from Computershare, P.O. Box 43081, Providence, RI 02940-3081. Information may also be obtained on the internet at www.computershare.com or by calling Computershare’s Telephone Response Center at 1-781-575-2723 between 9:00 a.m. and 5:00 p.m., Eastern time, Monday through Friday.

Privacy notice

          The Company is committed to protecting the financial privacy of its shareholders.

          We do not share any nonpublic, personal information that we may collect about shareholders with anyone, including our affiliates, except to service and administer shareholders’ share accounts, to process transactions, to comply with shareholders’ requests of legal requirements or for other limited purposes permitted by law. For example, the Company may disclose a shareholder’s name, address, social security number and the number of shares owned to its administrator, transfer agent or other service providers in order to provide the shareholder with proxy statements, tax reporting forms, annual reports or other information about the Company. This policy applies to all of the Company’s shareholders and former shareholders.

          We keep nonpublic personal information in a secure environment. We restrict access to nonpublic personal information to Company officers, agents and service providers who have a need to know the information based on their role in servicing or administering shareholders’ accounts. The Company also maintains physical, electronic and procedural safeguards that comply with federal regulations and established security standards to protect the confidentiality of nonpublic personal information.

Direct registration system

          In December 2007, the Company initiated participation in the Direct Registration System (“DRS”), which enables shareholders to register their Company shares in book-entry form without the issuance of a physical certificate and to transfer those shares electronically. Shareholders may continue to hold stock certificates representing their shares or may convert them to book-entry shares. A brochure which describes the features and benefits of the DRS can be obtained by calling Computershare Trust Company at 1-781-575-2879.

Results of proposals presented at the annual general meeting of shareholders

          The following votes were cast at the Annual General Meeting of Shareholders held on February 17, 2009:

Election of Directors

	For	Against	Abstain

David J. Christensen	5,407,286	122,248	36,446
Phillip Goldstein	5,352,081	163,141	50,758
Andrew Pegge	5,384,311	141,520	40,149
Robert A. Pilkington	5,414,616	115,140	36,224
Julian Reid	5,383,720	136,175	46,085

Appointment of Independent Registered Public Accounting Firm

	For	Against	Abstain

Ernst & Young LLP	5,313,118	67,865	184,997

Proxy voting

          The policies and procedures used by the Company to determine how to vote proxies relating to portfolio securities and information regarding how the Company voted proxies relating to portfolio securities during the twelve month period ended June 30, 2009 are available on the Company’s website at www.asaltd.com and on the Securities and Exchange Commission’s website at www.sec.gov. A written copy of the Company’s policies and procedures is available without charge, upon request, by calling collect (973) 377-3535.

Form N-Q

          The Company files its schedule of portfolio holdings with the Securities and Exchange Commission (the “Commission”) for the first and third quarters of each fiscal year on Form N-Q. The Company’s Forms N-Q are available on the Commission’s website at www.sec.gov. The Company’s Forms N-Q also may be reviewed and copied at the Commission’s Public Reference Room in Washington, D.C.; information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. The schedule of portfolio holdings reported on Form N-Q also is included in the Company’s financial statements for the first and third quarters of each fiscal year which are available on the Company’s website at www.asaltd.com.

Common share repurchases

          The Company may from time to time purchase its common shares on the open market in such amounts and at such prices as the Company may deem advisable.

Board of Directors and Officers of ASA Limited

Directors are elected at each annual general meeting of shareholders to serve until the next annual general meeting. Officers are elected to serve one-year terms. For the purposes of his position as a director and officer of the Company, the address of each director and officer is c/o LGN Group, LLC, P.O. Box 269, Florham Park, NJ 07932.

Interested Director*

David J. Christensen (47) Position held with the Company: President and Chief Executive Officer since February 2009; Vice President-Investments from May 2007 to February 2009; Director since 2008

Other Principal Occupations During Past 5 Years: Vice President, Corporate Development, Gabriel Resources Ltd. from 2006 to 2008; independent financial consultant from 2003 to 2006 and Director of Fundamental Equity Research for Credit Suisse First Boston from 2002 to 2003

Other Directorships held by Director: Director of Hecla Mining Company (precious metals mining company)

Independent Directors

Julian Reid (65)
Position held with the Company: Chairman (non-executive) since February 2009; Deputy Chairman (non-executive) from 2008 to February 2009; Director since 2008

Principal Occupations During Past 5 Years: Director of JF China Region Fund, Inc. (since 1997); Director and Chairman of 3a Funds Group (since 1998); Director (since 2004) and Chairman (since 2005) of The Korea Fund, Inc.; Director and Chairman of Prosperity Voskhod Fund Ltd. (since 2006); Director and Chairman of Morgan’s Walk Properties Ltd. (2002-2006) (residential property owner/manager); President (2004), Director (1994-2004) and Chairman (1998-2004) of Saffron Fund, Inc.

Phillip Goldstein (64)
Position held with the Company: Director since 2008
Principal Occupations During Past 5 Years: Self-employed investment advisor since 1992; principal of the general partner of six private investment partnerships in the Bulldog Investors group of funds.
Other Directorships held by Director: Director of Brantley Capital Corporation, Mexico Equity and Income Fund, and Special Opportunities Fund, Inc.

Andrew Pegge (46)
Position held with the Company: Deputy Chairman (non-executive) since February 2009; Director since 2008
Principal Occupations During Past 5 Years: Director and Chief Executive Officer of Laxey Partners Limited (global active value fund manager) since 1999.

Robert A. Pilkington (64)
Position held with the Company: Director since 2004
(ASA Limited South Africa from 1979 to 2005)
Principal Occupations During Past 5 Years: Investment banker and Managing Director of UBS Securities LLC and predecessor companies
Other Directorships held by Director: Director of Avocet Mining PLC (gold mining company)

Other Officers

Lawrence G. Nardolillo (67)
Position held with the Company: Chief Financial Officer and Treasurer since 2009
Other Principal Occupations During Past 5 Years: Member/Owner of LGN Group, LLC since 1997
* By reason of being an officer of the Company

Paul K. Wustrack, Jr. (66)
Position held with the Company: Secretary and Chief Compliance Officer since 2004

Other Principal Occupations During Past 5 Years: Assistant U.S. Secretary of ASA Limited South Africa from 2002 to 2005, Chief Compliance Officer from 2004 to 2005; prior thereto, Special Counsel, Phillips, Lytle, Hitchcock, Blaine & Huber LLP

Other information

Executive Office
11 Summer Street
Buffalo, NY, 14209 U.S.A.
(800) 432-3378

Registered Office
Canon’s Court
22 Victoria Street
Hamilton HM 12, Bermuda

Independent Registered Public Accounting Firm
Ernst & Young LLP, New York, NY, U.S.A.

Counsel
Appleby, Hamilton, Bermuda
K&L Gates LLP, Washington, DC, U.S.A.

Custodian
JPMorgan Chase Bank, N.A.
New York, NY, U.S.A.

Fund Accountants
Kaufman Rossin Fund Services, LLC
Miami, FL, U.S.A.

Shareholder Services
LGN Group, LLC
Florham Park, NJ, U.S.A.
(973) 377-3535

Transfer Agent
Computershare Trust Company, N.A.
525 Washington Boulevard, Jersey City, NJ 07310, U.S.A.

Website: www.asaltd.com

The Semi-annual and Annual Reports of the Company and the latest valuation of net assets per share may be viewed on the Company’s website or may be requested from LGN Group, LLC, P.O. Box 269, Florham Park, New Jersey 07932 (973) 377-3535 or from the Executive Office (800-432-3378). Shareholders are reminded to notify Computershare of any change of address.